Exhibit 16.1

March 18, 2019

Securities and Exchange

Commission Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for American Finance Trust, Inc. and, under the date of March 7, 2019, we reported on the consolidated financial statements of American Finance Trust, Inc. as of and for the years ended December 31, 2018 and 2017. On March 15, 2019, we were dismissed. We have read American Finance Trust Inc.’s statements included under Item 4.01 of its Form 8-K dated March 18, 2019, and we agree with such statements, except that we are not in a position to agree or disagree with the statement that our dismissal and the engagement of PricewaterhouseCoopers LLP was approved by the Audit Committee of the Board of Directors, and we are not in a position to agree or disagree with the statement that PricewaterhouseCoopers LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on American Finance Trust, Inc.’s consolidated financial statements.

Very truly yours,

/s/ KPMG LLP